Exhibit 99.1

Jim Cahill: Welcome, this is Jim Cahill, Interim CFO. Robert Price, the Company’s Chairman, Interim CEO and President, will join me in presenting the results of operations for the 4th Quarter of fiscal 2003 that ended on August 31, 2003, fiscal year-end results and recent significant results.

Before we begin, I would like to remind listeners that this presentation contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. I encourage you to review the “Factors That May Affect Future Performance” Section in our 10-K recently filed with the SEC for additional information concerning risk factors that could cause differences from our actual performance stated today.

I’d like to start by discussing the 4th Quarter Fiscal ‘03 results and compare them with the 4th Quarter of Fiscal Year 2002. The net loss to common shareholders in the 4th Quarter of Fiscal Year 2003 was $26.07 million, or $3.78 per diluted share compared to a profit of $6.8 million or $0.96 per diluted share in the 4th Quarter of fiscal year 2002. These results in the Quarter were negatively impacted by lower warehouse sales, lower attained margin, increased operating costs and one time charges that I will discuss further in a minute. During the Quarter three warehouse clubs were closed, one additional location was added so we ended the Quarter with 26 open warehouse clubs, two less than at the end of the 3rd Quarter. Sales from our 26 clubs in operation in the 4th Quarter totaled $142.2 million. Sales decreased 7.1% compared to the sales of these 26 warehouse clubs in operation in the prior year of the 4th Quarter. An additional negative item impacting the bottom line is an increase in our loss from unconsolidated Mexico operations. For the Quarter it was $649,000 or $0.94 per share compared to a loss of $120,000 last year. Warehouse gross margins declined to 8.6% from 16.4% and were negatively affected by an approximate million dollars in additional costs in the Philippines and Guam operations that resulted from a failure to reconcile accounting records and a dramatic amount of unvouchered freight charges. In addition, mark-downs were taken in most locations to clear out slow moving and non-saleable merchandise.

Membership revenues declined $220,000 to 1.4% from 1.5% of warehouse sales. This is consistent with the full year trend that has reflected a lower renewal rate and a lower average fee compared to our plan. Total membership accounts increased to 490,000 from 450,000 at the end of the 4th Quarter last year.

Effective last Quarter, in the 3rd Quarter, we re-classified vendor rebates for all periods presented to cost of goods sold as the result of the Adoption of Emerging Issues Task Force Number 02-16 entitled “Accounting by a Customer for Certain Consideration Received by a Vendor.” This resulted in a reclassification in the 4th Quarter of a negative $392,000 and $1.8 million in the prior period – in the prior 4th Quarter. This again was taken from other income and taken to a reduction in cost of goods sold.

Warehouse expenses were 16.1% of warehouse sales, compared to 13.6% and this was an increase of about $2.1 million. This increase was partially a result of two new warehouse clubs that were opened. General administrative expenses increased $487,000 to 4.2% of warehouse sales from 3.6% in the year earlier. This increase is largely due to a $400,000 bad debt reserve that was taken and an additional $150,000 in professional fees. Depreciation and amortization expense included in warehouse and general administrative expenses were $3.8 million compared to $3.1 million last year. The minority interest add back or minority share of losses were $4.6 million compared to $167,000 in those countries where we had joint ventures. Income taxes in the 4th Quarter were an expense of $1.02 million compared to a benefit of $6 million in the 4th Quarter of fiscal ‘02. Based on a full analysis Management concluded that it is more likely than not that deferred tax assets would not be realized in certain countries. Consequently, the Company increased its valuation allowance and incurred a charge of $1.3 million in the Quarter. The Company’s consolidated cash, which includes any marketable securities, has declined $7.4 million since the beginning of the fiscal year and at fiscal year end on August 31st stood at $17.7 million. We believe merchandising and operational changes including the closing of the unprofitable warehouse stores we’ve already talked about will improve warehouse club performance and profitability. In addition we are continuing to review all aspects of the business to increase productivity and performance.

Year-to-date, the Company has incurred capital expenditures of $31.2 million including $9 million contributed to its Mexico venture and increased net bank borrowings of $11 million. Cash generated from operations was $2.5 million year-to-date compared to $1.7 million for the twelve months of last year. Since the end of the fiscal year the Company has obtained additional long term debt of $4.0 million, and an additional capital contribution from the Price family of $5.0 million. This was previously reported.

I’d like to spend a minute now talking about several significant events that have occurred since the close of the fiscal year.

First, I was named the interim Chief Financial Officer effective September 1st. In addition to focusing my attention to getting the Company through its restatement that was filed last Tuesday, the 16th of December and working with the auditors to finalize our fiscal ‘03 results, I have spent significant time in trying to organize our Financial Department in such a way to provide timely and accurate financial reports for management and the investment community as well as have the controls and procedures in place to protect the Company’s assets.

I’m happy to report that great progress has been made in this area. We announced on Friday that we have hired a new CFO and he will be beginning work on January 1. A new Controller is already on board, and a very strong executive with warehouse club experience will be joining us in January to fill a new position, which will have responsibility for the international accounting operations. We have also hired a new Controller for the Philippines businesses and he has made great strides in improving the performance of that accounting office.

As mentioned in the 10-K, Ernst & Young, the Company’s auditors, have informed us that they intend to site two material control weaknesses in their Management Letter to the Company. These are a result of: (1) the failure to prevent the recording of sales that did not meet accounting standards and was the cause of our restatements and (2) issues involving the Philippines and Guam businesses where accounting procedures were not followed. I believe that the changes within the financial department, including the new hires that I have mentioned, have gone a long way in addressing these issues.

A second area I want to touch on is bank covenants associated with some of the Company’s borrowings. At fiscal year end, as reported in the 10-K, the Company was in violation of covenants on six of its loans which had a total balance of $23.3 million. All of these were ratio violations; all loans are current and there have been no monetary defaults. As of today, we have obtained waivers on five of the six loans and are expecting the sixth waiver early next week. We are continuing to work with the banks to bring the loans into compliance and/or obtain additional waivers for the future. As a back-up to ensure that the Company has the resources to deal with any of these loans in the event that a waiver cannot be obtained at some point in the future, Sol Price, who many of you know is a significant shareholder and father of Robert Price, has given the Company the option to put one or more of nine properties that the Company owns to him or his designee. All are existing warehouse club locations. The terms of the put would be at net book value and the Company would have the right to lease back the building at a 9% return. PriceSmart retains the right to sell any of these properties to third parties at better terms if they can be obtained.

The last area I want to touch on is liquidity. The Company ended the fiscal year with $17.7 million in cash, and had availability on various credit lines in different countries of another $13.7 million. We believe that the Company has adequate financial resources to carry out its plans for fiscal year ‘04 while we continue to work on improving the performance of the business.

I’d now like to turn this over to Robert for his comments.

Robert Price: Thank you Jim, for your excellent presentation.

Let me begin by expressing my personal commitment to the job of getting PriceSmart on the right track. As you can imagine there is plenty of incentive, both personally and professionally, for my devoting the time and effort to helping make PriceSmart successful. These have been tough times for all of us at PriceSmart and we continue to work very hard, and hopefully, smart, to turn things around.

We received some excellent questions from stockholders and Jim and I will attempt to provide responses at the end of my formal presentation.

Those of you who follow PriceSmart are well acquainted with recent events and the fact that sales results are still lagging behind last year. One feature of our business which probably hasn’t received a lot of attention is the situation in the Dominican Republic. Beginning about one year ago, the Dominican Republic began to suffer major currency devaluation along with political and economic problems. We continue to face a very bad business climate there. Sales this holiday season in the DR are slow, U.S. products are extremely expensive and all of this is hurting our Company’s bottom line.

On the other hand, there is good news in the Caribbean. Other than the Dominican Republic and the Virgin Islands, the Caribbean region has been very positive in terms of sales and overall financial performance. On the other hand, Central America PriceSmarts are doing well in some markets such as Nicaragua and Guatemala but are struggling in Honduras and El Salvador. We are making some progress in Costa Rica and Panama, but still are not realizing sales equal to the prior year. The Philippines continues to under perform primarily as a result of difficulty in maintaining in-stocks on U.S. merchandise.

As you know, this past year we closed three locations and will close one more this month. The ‘03 closings came about because these sites were performing poorly and we concluded that the site demographics were not conducive to the successful operation of a PriceSmart. The Guam location which will close within a few days was very difficult for us to manage and has been a significant cash drain. We have no current plans to close other PriceSmart locations. We have had many challenges in the Virgin Islands but continue to believe that that location should remain open and there are ample opportunities for improvement there.

When PriceSmart first opened its business in certain markets, especially in Central America, we caught the competition by surprise. In the past few years local competition has gotten much sharper which demands that we move our business up another notch. We are also aware that multinational competition is always a possibility which just re-enforces the need for improving our business.

We have not made the progress we had hoped for in the Mexico PriceSmart operation. The competition is formidable. What we are trying to do is to raise some capital through debt financing, to reduce central expenses and to leverage buying between PriceSmart Mexico, Gigante and PriceSmart U.S. We have made a decision to not invest further in this operation at this time.

About a month ago I, along with our senior financial staff, met with PriceSmart’s major lender, the International Finance Corporation. We presented the IFC with a new financial plan that included a target for continuing improvement in sales, attainment of gross margins, reduction in expenses both at the locations and central, and adequate cash flow and cash availability to meet all of our obligations. We are now mobilizing the management team to realize these financial goals.

Amidst all of the issues we are dealing with, there is some good news. First, as Jim just reported, we have made some very excellent appointments in our Financial Department. Second, the bulk program continues to grow and to do very well and is becoming a significant part of our overall sales mix. For those of you who are not familiar with the bulk program, we have identified between 10 and 12 items that can be purchased in major quantities, large quantities, and dispensed within the locations through industrial quality dispensing machines. In all cases, these products represent great savings for our members and have become a very important part of the overall sales mix and contribute substantially to gross margin improvement. We expect this area – the bulk program – to continue to grow and to become a more important feature of our business. Also, during this holiday season, non-food sales are actually running ahead of a year ago. This is good news and we believe that the improvements we have seen in non-foods will actually get better as the buying continues to improve.

We have also recently hired two consultants to help improve our business. One of these individuals is based in Central America and will be working on helping us improve operating and procedural systems; the other, who has substantial experience in the international club business will be working in the merchandise area, attempting to get our standards up to a point where we really feel they need to be in order to perform at the level that this Company has to perform at.

What I find most different about running PriceSmart compared to Price Club is that at Price Club we had substantial management experience and depth – after all, we were the creators of this business—and everyone understood and believed in the philosophy. Also, Price Club was primarily in the United States, the average unit volumes were very high and the logistics were relatively easy. At PriceSmart the management team is thin, although the people we have here are very dedicated and many of our constituents in the locations need a lot more education in the philosophy of the Company. Also, we are not in the United States, but in a number of very small and relatively non-affluent countries, the local economic and political issues are tricky, the location volumes are not high and the logistics are very tough. This makes running our business quit a challenge.

But as I view the situation, there is enormous opportunity for improvement in everything we do. Other than a market like the Dominican Republic or the need to sort out the Mexico PriceSmart problem, it is within our control to achieve outstanding sales and profit results and sufficient cash flow to deal with all of the Company’s requirements. And this is good news.

The good news is that there is so much that can be improved it will take some time, but I remain optimistic that the results can be achieved.

Now that concludes the formal part of my presentation and I’d like to turn to the questions that were submitted and I’ll do the first cut at answering the questions and then certain questions will fade to the end and Jim will answer those questions.

I will begin with the questions from Byron and I’ll read the question:

Question: I expect that you’ll do this anyway, but my main request is that you please describe what you think the problem has been—is—at PriceSmart, what you think is the probability that it is fixable, what your plan is to fix it, how long it will take, what is your progress so far and whether or not you have sufficient capital to accomplish your plan?

Answer: To answer this question would be almost an all day affair. I think some of the answers already have been addressed in terms of remarks that Jim has made in terms of liquidity, as well as some of my comments about the challenges that we have and what we are doing to deal with those challenges. I do not think it’s possible to fix a particular time line on when we’ll be at a point where we’re really saying that we’re on the right path and that things are going well, but I’m hoping that this business will continue to show improvement every month and that the progress that is seen through the Quarterly Reports and Sales Releases will be indicative that we are on the right track.

Question 2 also is from Byron. These are all from Byron.

Question: Do you have sufficient management expertise and experience in place to carry out your plan?

Answer: I think that we are deficient in a couple of areas. One is obviously that we need a permanent CEO to run the business. I also think that we are short in the operations part of our business one or two people at a senior level and that we need to either promote or recruit those additional management personnel, and perhaps in buying that there could be a little strengthening of some of the buying positions. Beyond that, the big issue in this Company is people development. We need to do a lot more educating of our people and we have to begin to promote people from within as a result of the way we work with our people and make them stronger.

Question 3: How many stores do you expect to remain after eliminating underperforming locations?

Answer: As mentioned previously, we at this time we have no intention of closing any other locations so the current number of locations plus the fact that we are opening one additional location in the Philippines in the Spring would be the number of locations – 26 plus the three in Mexico.

Question 4: I understand that Cost-U-Less is a similar operation though it does not charge a membership fee. What is it about PriceSmart that caused it to fail in markets where Cost-U-Less succeeded? One would think that PriceSmart as a larger business would have lower costs and greater negotiating leverage with suppliers.

Answer: Cost-U-Less operates in two markets – Guam and the Virgin Islands – where PriceSmart also operates. As you know, we are closing the location in Guam. I think Guam was just too difficult for us to cover with our management staff and probably in retrospect was not a good decision to open. In the Virgin Islands we believe does present an opportunity for us to be successful and we will be working in that direction to try to make that location compete successfully in that marketplace against Cost-U-Less and any other competitors.

Question 5: PriceSmart management has a long history of running the very successful Price Club. What is so different about the PriceSmart operations that the Price Club mind set was unprepared to deal with? Has enough been learned now through actual experience to be able to adapt successfully to the various local markets that PriceSmart operates in?

Answer: I believe in my previous remarks most of that question was answered. There are lots of differences between Price Club and PriceSmart and I think we are attempting to take the best of the Price Club philosophy and experience and utilize it and adapt it to the PriceSmart situation.

Now the next set of questions comes from Ross Haberman and the first question is:

Question: Which stores are presently losing money at the unit level? How much on a quarterly basis in aggregate, and what are your plans to turn them around or close them up?

Answer: We don’t generally get into individual location information in any of our public information releases. I would say that we continue to have a very big loss situation in the Virgin Islands which we’re continuing to deal with – trying to deal with – and that there are a few other locations that are losing money. Our approach is to look at each situation and to make, hopefully, the necessary improvements as well as doing a better job overall that will benefit all locations.

The second question:

Question: How much are the stores in Mexico losing and what is your current dollar investment there and future dollar commitment there?

Answer: The stores in Mexico are losing for the joint venture about $2.5 million a year – the Company is losing that much – our share being 50%. We have $21 million invested which includes $20 million in equity and a million dollar loan and we have no further commitments to invest in Mexico.

Question 3 which Jim will answer later: Will there be more asset right-downs in the coming Quarters. If so, how much?

Question 4: What is your expectation for same store sales for fiscal ’04?

Answer: Without giving out any specific numbers I would say that our expectation is that we would continue – we would see – reduced percentage – negative percentages compared to a year ago as we go forward and hopefully begin to see positive comps and that’s what our plans are and that’s what we hope to achieve.

Question: When will you receive bank waivers for your broken covenants or will they be waived?

Answer: I believe that Jim has answered that question already, and he can pick up any further comments at the end of my remarks.

Question: What is corporate overhead running for ‘04 and will the Company need more equity in the coming year? If so, any plans for a rights offering?

Answer: There are no plans at this time for a rights offering. We wouldn’t rule anything out. The corporate overhead is running too high, I can tell you that, and it’s at the rate of about $28 – $29 million which includes both the Central U.S. component as well as the regional components where we do our regional buying, accounting and store operations oversight.

And then, again, this is a final item from Mr. Haberman: Please have real conference calls in the future where people can address you live. We all prefer two-way instead of one-way streets.

Answer: We will certainly take that under advisement and may give that a shot the next time around.

The next question comes from Kelly All and it’s really one question: As a holder of roughly 50,000 shares of PriceSmart I would like to make a comment to management. Under the difficult circumstances, I applaud your efforts. Please bring in a CFO from outside the Company and perhaps from outside the industry. Someone who has integrity, a reputation, track record of turn-around success and can provide such a fresh approach. I am of the opinion that announcements of a new CFO and then CEO could be positive catalyst for your stock price from an investor sentiment perspective, depending on whom you choose, of course. Obviously, you’re already working hard on the fundamental catalyst – a turn around in same store sales and profitability.

Answer: Thank you for that and we have met one of the recommendations, which is to bring in a new CFO.

Now there’s a set of questions from Dave Wheeler.

Question: First is, can you discuss by region where you are seeing the best same store sales trends and quantify them?

Answer: I think I did that earlier.

Question: In the regions where things are bad, is it mainly due to economic hardships or is it something else – increased competition, wrong product mix?

Answer: I think there primarily would not contribute it to economic hardship other than in the Dominican Republic. Competition is better in many places and we haven’t done as good a job in product sourcing and making sure that we’re displaying and handling products as well as we should. I think, again, there’s a lot of room for improvement.

Question 2: You have been closing several stores in the last year with more to follow (parenthetical by Robert Price: I’m not sure there are more to follow, actually, we just have the one in Guam) what is the primary reason for this? Is it poor location, worse than expected economic environment of the country?

Answer: Again, I think that was answered earlier in my remarks, which relate mainly to perhaps poor choice of demographics to start with.

Now question 3 – on a similar note as question 2 – You are rumored to be closing in St. Thomas to make way for a new Wal-Mart (Robert Price: And I’ll just parenthetically say we are not closing in St. Thomas) What is preventing Wal-Mart from following you to other markets which may have been deemed too small for them but actually aren’t?

Answer: Nothing. The answer is nothing. Wal-Mart, obviously, can go wherever they want, and we have to assume that at some point Wal-Mart or other multi-national competition will come into some markets where they are currently not operating.

Then, another part of this question 3: As you constructed the building in St. Thomas but lease the land, will there be substantial penalties for lease breakage?

Answer: Well, that’s not an issue in the fact that we are continuing to operate.

Question 4: What is the biggest difference and most difficult challenge for you running PriceSmart vs. Price Club?

Answer: I think that was answered earlier.

Another part of question 4: How do you distinguish your strategy from say, a Sam’s Club, Cost-U-Less, etc. in terms of both geographical expansion and operating strategies?

Answer: I think we in general are modeled after Price Club and basic operating philosophies will be similar to that and that’s exactly what our idea is – is to bring a U.S. style warehouse club business to small countries that haven’t in the past had access to that type of merchandising.

Question 5: There seems to be an unfortunate number of similarities between PriceSmart and A-Hold (parenthetical by Robert Price: A-Hold is a major retailer out of the Netherlands) expanding too rapidly in too many countries, top management changes, restating financial statements, etc. Have you learned anything from the A-Hold experience and if so, what? How will you try to avoid some of the mistakes they made?

Answer: I, honestly, am not that familiar with the A-Hold experience. I do think we probably did expand too fast and may have been in retrospect better off to have gone a little more slowly and built a stronger foundation for this business but at this point we have what we have and we have to make the necessary corrections to improve the business.

Question 6: Is there a certain level of scale you’re looking for in each country in which you operate? For example, can you be profitable with one store in Nicaragua?

Answer: We believe that individual countries have the potential for different numbers of locations. Most of these countries, I think the most we have anywhere now is the Philippines and Costa Rica and I guess Panama has four, and then we have three in Costa Rica and three in the Philippines and we believe that an individual country with one location can be profitable and we prefer to have markets where we can do more than one location; there are a lot of economies where we can put in multiple locations.

Question 7: Which is again something Jim can deal with at the end here. Are there any off balance sheet liabilities in the form of guaranteed purchase agreements with your partners in operations in which you control less than 100%? Is there a guaranteed price or if purchases with shares are guaranteed repurchase price of the shares which I believe occurred a few years back?

Answer: And I’ll let Jim answer that.

Question 8: Describe the progress of your joint venture with Gigante.

Answer: I’ve already touched on that and that’s just the Mexico joint venture, and generally we’re not as far along as we’d like to be and the competition has been extremely, extremely challenging. So we have lots to do in trying to make that venture successful and we continue to work in that direction.

Question 9: Again, Jim can answer this. Will PriceSmart be exercising its right to sell $54 million worth of property to Price Trust at book value to boost cash reserves?

A final question too – maybe this is under the heading of guidance from this same individual – Do you expect to be cash flow positive in fiscal ’04; if not, how will you cover your financing needs?

I think that probably will conclude my portion of this audio conference. I’d like to turn the presentation back to Jim to answer some of the financial questions. Thank you very much.

Jim Cahill: Thank you Robert. I believe there were five questions that were raised that I’ll address.

The first was a question about are there going to be additional asset write-downs?

The only one that we are aware of is the previously announced—we are closing Guam later this month and there will be some closing costs both in the first and second quarter. We did take an asset impairment for Guam in the 4th Quarter of ’03 that will cover a majority of those – a significant – amount of those expenses.

The second question was on the bank waivers, and I believe that I’ve already addressed that. We have five of the six in hand; the sixth has been approved at the local level and has been sent up to the home office and we expect to have that next week.

The third question was are there any off balance sheet agreements or arrangements with our partners on share buy-backs or any other type of financial arrangements and there are none. There are no agreements along those lines.

The fourth question had to do with the put that Sol Price gave to the Company. At present there are not plans for the Company to put these properties to Sol. The reason for that put was just so that in the event that there was a problem with any of these loans that we could not solve in a short period of time, we wanted to guarantee our auditors and investment community that we had a plan and the resources available to us to clear up any deficiency. So, we are hoping that we are going to clear up these bank covenant issues and there won’t be a need to ever exercise that put but it’s there as a safety net only.

And then, lastly, there was a question about the cash flow.

Our plans that we are running the business on and have presented to the IFC, show that we will be cash flow positive in the current fiscal year, fiscal year ’04. It is not a very big amount, but it is a positive amount and the plans for ’05 would show significant improvement from there. So we think we have enough resources, financial resources now to get us through our work that needs to be done.

So, I believe that will address any of the questions that you people were nice enough to send to us. We thank you for listening and look forward to talking with you in the future.

Thank you.